Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
DATED AS OF OCTOBER 3, 2024
BY AND AMONG
MARTIN RESOURCE MANAGEMENT CORPORATION,
MRMC MERGER SUB LLC,
MARTIN MIDSTREAM GP LLC
AND
MARTIN MIDSTREAM PARTNERS L.P.

TABLE OF CONTENTS
Page
Article I Defined Terms; Construction    2
Section 1.1    Definitions    2
Section 1.2    Interpretation    13
Article II The Merger    14
Section 2.1    The Merger and Surviving Entity    14
Section 2.2    Closing    14
Section 2.3    Effective Time    14
Section 2.4    Effects of the Merger    14
Section 2.5    Organizational Documents of the Surviving Entity    14
Article III Merger Consideration; Exchange Procedures    15
Section 3.1    Merger Consideration    15
Section 3.2    Surrender of Units    16
Section 3.3    Treatment of Restricted Units, Phantom Units and Phantom Unit Appreciation Rights; Termination of Partnership Restricted Unit Plan, Partnership Phantom Unit Plan and Parent Unit Purchase Plan    18
Section 3.4    Adjustments    19
Section 3.5    No Dissenters’ or Appraisal Rights    20
Article IV Representations and Warranties of the Partnership and the General Partner    20
Section 4.1    Organization, Standing and Corporate Power.    20
Section 4.2    Authority; Noncontravention    21
Section 4.3    Capitalization    22
Section 4.4    Governmental Approvals    24
Section 4.5    Partnership SEC Documents; Undisclosed Liabilities; Internal Controls    24
Section 4.6    Absence of Certain Changes or Events    26
Section 4.7    Legal Proceedings    26
Section 4.8    Compliance with Laws; Permits    26
Section 4.9    Information Supplied    27
Section 4.10    Contracts    27
Section 4.11    Partnership Benefit Plans; Labor Matters    28
Section 4.12    Environmental Matters    29
Section 4.13    Taxes    30
Section 4.14    Property    30
i

Section 4.15    Intellectual Property    31
Section 4.16    Opinion of Financial Advisor    31
Section 4.17    Brokers and Other Advisors    31
Section 4.18    Insurance    31
Section 4.19    No Other Representations or Warranties    32
Article V Representations and Warranties of Parent and Merger Sub    32
Section 5.1    Organization, Standing and Corporate Power    32
Section 5.2    Operations and Ownership of Merger Sub    33
Section 5.3    Ownership of Partnership Units and the General Partner    33
Section 5.4    Authority; Noncontravention    33
Section 5.5    Governmental Approvals    34
Section 5.6    Legal Proceedings    34
Section 5.7    Information Supplied    34
Section 5.8    Brokers and Other Advisors    35
Section 5.9    Available Funds    35
Section 5.10    Certain Arrangements    35
Section 5.11    Disclosure Letter    35
Section 5.12    No Other Representations or Warranties    35
Article VI Additional Covenants and Agreements    36
Section 6.1    Preparation of the Partnership Proxy Statement and Schedule 13E-3; Partnership Unitholder Meeting    36
Section 6.2    Conduct of Business    38
Section 6.3    Acquisition Proposals; Partnership Adverse Recommendation Change; Intervening Event    40
Section 6.4    Consummation of the Merger    44
Section 6.5    Public Announcements    45
Section 6.6    Access to Information    45
Section 6.7    Indemnification and Insurance    46
Section 6.8    Fees and Expenses    47
Section 6.9    Section 16 Matters    47
Section 6.10    Termination of Trading and Deregistration    47
Section 6.11    GP Conflicts Committee    48
Section 6.12    Performance by the General Partner    48
Section 6.13    Takeover Statutes; No Rights Triggered    48
ii

Section 6.14    Regulatory Issues    48
Section 6.15    Notification of Certain Matters    49
Section 6.16    Transaction Litigation    49
Section 6.17    Tax Matters    49
Article VII Conditions Precedent    50
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger    50
Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger    50
Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger    51
Section 7.4    Frustration of Closing Conditions    51
Article VIII Termination    52
Section 8.1    Termination    52
Section 8.2    Effect of Termination    54
Section 8.3    Termination Fees; Expenses    54
Article IX Miscellaneous    56
Section 9.1    No Survival, Etc.    56
Section 9.2    Amendment or Supplement    56
Section 9.3    Extension of Time, Waiver, Etc.    57
Section 9.4    Assignment    57
Section 9.5    Counterparts    57
Section 9.6    Entire Understanding; No Third-Party Beneficiaries    57
Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial    58
Section 9.8    Specific Performance    59
Section 9.9    Notices    59
Section 9.10    Severability    60
Section 9.11    Non-Recourse    60
Section 9.12    Provision Respecting Legal Representation    60

iii

    AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2024 (this “Agreement”), is by and among Martin Resource Management Corporation, a Texas corporation (“Parent”), MRMC Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), and Martin Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Parent, Merger Sub, the Partnership and the General Partner are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.” Certain capitalized terms used in this Agreement are defined in Article I.
WITNESSETH:
WHEREAS, Parent and the Partnership desire to complete a merger transaction on the terms and conditions set forth in this Agreement;
WHEREAS, the Conflicts Committee (the “GP Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous approval, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership and the Partnership Unaffiliated Unitholders and (B) in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved (such approval constituting Special Approval for all purposes under the Partnership Agreement, including Section 7.9(a) thereof) this Agreement, the Support Agreements, and the consummation of the transactions contemplated by this Agreement and the Support Agreements, including the Merger, (iii) recommended that the GP Board approve this Agreement, the Support Agreements, the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated by this Agreement and the Support Agreements, including the Merger, (iv) recommended that the GP Board submit this Agreement and the Merger to a vote of the Limited Partners, and (v) recommended, and recommended that the GP Board resolve to recommend, approval of this Agreement and the Merger by the Limited Partners;
WHEREAS, following the receipt of the recommendation of the GP Conflicts Committee, the GP Board, by unanimous approval, in good faith, (i) determined that this Agreement and the transactions contemplated by this Agreement and the Support Agreements, including the Merger, are (A) fair and reasonable to the Partnership and the Partnership Unaffiliated Unitholders and (B) in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the Support Agreements, the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated by this Agreement and the Support Agreements, including the Merger, (iii) authorized and directed that this Agreement and the Merger be submitted to a vote of the Limited Partners and (iv) recommended approval of this Agreement and the Merger by the Limited Partners;

WHEREAS, MMGP Holdings, LLC, a Delaware limited liability company (“MMGPHL”), in its capacity as the sole member of the General Partner, has approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the General Partner;
WHEREAS, the board of directors of Parent (the “Parent Board”) has, by unanimous approval, in good faith, (i) determined that the Merger is in the best interests of Parent and its stockholders, and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interests of Merger Sub, and declared it advisable for Merger Sub to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger; and
WHEREAS, the Partnership has required, as a condition to its willingness to enter into this Agreement, that Parent and its Subsidiaries as well as each of Senterfitt, Mr. Martin, and Mr. Bondurant (collectively, the “Support Agreement Counterparties”), simultaneously herewith enter into a Support Agreement, dated as of the date hereof (as may be amended, the “Support Agreements”), pursuant to which, among other things, the Support Agreement Counterparties agree, in each of their capacities as a Limited Partner, to vote their respective Common Units in favor of this Agreement, the Merger, and the other transactions contemplated hereby on the terms and subject to the conditions provided for in the Support Agreements.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINED TERMS; CONSTRUCTION
Section 1.1    Definitions.
(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent, Merger Sub or their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the Ordinary Course of Business, of assets of the Partnership Group Entities (including securities of Partnership Subsidiaries) (A) equal to 25% or more of the Partnership Group Entities’ consolidated assets as of June 30, 2024 or (B) representing 25% or more of the Adjusted EBITDA of the Partnership Group Entities on a consolidated basis for the year ended December 31, 2023, (ii) direct or indirect acquisition

(whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 25% or more of the outstanding Common Units of the Partnership, (iii) tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding Common Units of the Partnership or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of 25% or more of (x) the consolidated assets as of June 30, 2024 or the Adjusted EBITDA of the Partnership Group Entities as of December 31, 2023 or (y) the outstanding Common Units; in each case, other than the transactions contemplated by this Agreement.
“Adjusted EBITDA” has the meaning set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided herein, for the purposes of this Agreement, (a) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the Partnership Group Entities, and (b) with respect to the Partnership Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities as well as Mr. Martin and Senterfitt.
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of the monopolization or restraint of trade or the lessening of competition.
“Balance Sheet Date” means December 31, 2023.
“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, life insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Kilgore, Texas or Dallas, Texas are authorized or required by applicable Law to be closed.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Certificated Units” has the meaning set forth in Section 3.1(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Notice” has the meaning set forth in Section 8.1(d)(ii).
“Code” has the meaning set forth in Section 3.2(h).
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.
“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
“Effective Time” has the meaning set forth in Section 2.3.
“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).
“Environment” means: (i) land, including surface land, wetlands, sub-surface strata, sea bed and river bed under water (as described in clause (ii) of this definition); (ii) water, including coastal and inland water, surface waters and ground waters; and (iii) ambient air.
“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), public or workplace/occupational health and safety to the extent related to exposure to Hazardous Substances, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Fund” has the meaning set forth in Section 3.2(b).
“Excluded Units” has the meaning set forth in Section 3.1(c).
“Existing Partnership Credit Facility” shall mean that certain Fourth Amended and Restated Credit Agreement, dated as of January 30, 2023, among Martin Operating Partnership L.P., as the Borrower, the Partnership, as the Guarantor, and Royal Bank of Canada, as Administrative Agent and Collateral Agent, and each of the Lenders from time to time party thereto, as amended, restated, or amended and restated prior to the date hereof.
“GAAP” means generally accepted accounting principles in the United States.
“General Partner” has the meaning set forth in the Preamble.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“General Partner LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of November 23, 2021, as amended, modified or supplemented from time to time.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational.
“GP Board” has the meaning set forth in the Recitals.
“GP Conflicts Committee” has the meaning set forth in the Recitals.
“GP Conflicts Committee Fairness Opinion” has the meaning set forth in Section 4.16.
“GP Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.16.
“GP Conflicts Committee Financial Advisor Engagement Letter” has the meaning set forth in Section 4.17.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, methyl tert-butyl ether, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of a Partnership Group Entity or the General Partner, and also with respect to any such Person, in their capacity as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Peron’s heirs, executors or administrators.
“Intervening Event” means any material change in circumstances, condition, effect, development, event or occurrence, in each case that arises after the date of this Agreement and (i) becomes known to a majority of the GP Board or the GP Conflicts Committee prior to the receipt of the Partnership Unitholder Approval, and (ii) was not, prior to the date of this Agreement, known to or reasonably foreseeable by a majority of the GP Board or the GP Conflicts Committee; provided, however, that in no event shall the following circumstances, conditions, effects, developments, events or occurrences constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (b) the entry into, or announcement of, this Agreement or the transactions contemplated hereby, including the Merger, or any litigation or dispute arising out of this Agreement or the transactions contemplated hereby, including the Merger; (c) any matters generally affecting the industry in which the Partnership operates as a whole, except where the impact on the Partnership Group Entities, taken as a whole, is not materially disproportionate to the impact on similarly situated parties in the industry or (d) any change in the market price or trading volume of the Common Units (provided that the exception in this clause (d) shall not prevent or otherwise affect any such circumstance, condition, effect, development, event or occurrence underlying the change in the market price or trading volume of the Common Units from being taken into account in determining whether an Intervening Event has occurred).
“Knowledge” means, with respect to Parent, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Letter, or with respect to the Partnership, the actual knowledge of the Persons listed in Section 1.1 of the Partnership Disclosure Letter.
“Law” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States).
“Limited Partner” has the meaning set forth in the Partnership Agreement.
“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.
“Maximum Amount” has the meaning set forth in Section 6.7(b).
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” has the meaning set forth in Section 3.1(a).
“Merger Sub” has the meaning set forth in the Preamble.
“MMGPHL” has the meaning set forth in the Recitals.
“Mr. Bondurant” means Robert D. Bondurant.
“Mr. Martin” means Ruben S. Martin III.
“MTI” means Martin Transport, Inc., a Texas corporation.
“NASDAQ” means The NASDAQ Global Select Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.
“Ordinary Course of Business” means the ordinary course of business of the Partnership and its Affiliates and consistent with past practices.
“Organizational Documents” means, with respect to any Person, any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement, operating agreement or similar formation or governing documents and instruments.
“Other Parties” has the meaning set forth in Section 9.12.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Parent” has the meaning set forth in the Preamble.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Directive” has the meaning set forth in Section 6.3(c).

“Parent Disclosure Letter” has the meaning set forth in Section 5.11.
“Parent Excluded Units” has the meaning set forth in Section 3.1(b).
“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(b).
“Parent Group Entities” means Parent, Merger Sub and the other Parent Subsidiaries.
“Parent Material Adverse Effect” means the prevention or material impairment or delay in the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date.
“Parent Organizational Documents” has the meaning set forth in Section 5.1(b).
“Parent Subsidiaries” means the Subsidiaries of Parent (including Merger Sub), excluding the Partnership and the Partnership Subsidiaries.
“Parent Termination Fee” has the meaning set forth in Section 8.3(d).
“Parent Unit Purchase Plan” means the Martin Resource Management Corporation Purchase Plan for Common Units of Martin Midstream Partners L.P, as amended through the date hereof.
“Parties” has the meaning set forth in the Preamble.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).
“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 23, 2021, as amended, modified or supplemented from time to time.
“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored, administered or participated in by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, or maintained by any Governmental Authority.
“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).
“Partnership Disclosure Letter” has the meaning set forth in Article IV.
“Partnership Environmental Permits” has the meaning set forth in Section 4.12.
“Partnership Excluded Units” has the meaning set forth in Section 3.1(c).

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(c).
“Partnership Group Entities” means the Partnership and the Partnership Subsidiaries.
“Partnership Intellectual Property” has the meaning set forth in Section 4.15.
“Partnership Interest” has the meaning set forth in the Partnership Agreement.
“Partnership Intervening Event Notice Period” has the meaning set forth in Section 6.3(d)(ii).
“Partnership Material Adverse Effect” means (x) a material adverse effect on or a material adverse change in the business, financial condition or results of operations, of the Partnership Group Entities taken as a whole or (y) the prevention or material delay or impairment in the ability of the General Partner or the Partnership to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date; provided, however, that “Partnership Material Adverse Effect” shall not include the following: (a) circumstances affecting the industry or market in which the Partnership Group Entities operate, including any changes in the prices of oil, natural gas, sulphur, petroleum by-products, propane, natural gas liquids or other commodities, (b) any general market, economic, financial, capital markets, or political conditions, or outbreak, or continuation of hostilities or war, military actions or the escalation thereof, sabotage or terrorism, in the United States of America or elsewhere, (c) changes in Law applicable to the Partnership or any of its Affiliates or in accounting regulations or principles or the interpretation thereof, (d) weather conditions, earthquakes, hurricanes, floods, or other natural disasters, (e) cyberterrorism, hacking, ransomware or any other electronic attack, sabotage, pandemics (including COVID-19) or epidemics, (f) any failure of the Partnership Group Entities to meet any internal or published projections, estimates or expectations of such entities’ revenues, earnings or other financial performance or results of operations (it being understood in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account), (g) any changes in the market price or trading volume of the Units (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of Partnership Material Adverse Effect may be taken into account), (h) any changes, conditions, circumstances, effects, events, developments or occurrences to which Parent has expressly consented or expressly waived or which resulted from any Parent Directive, or (i) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by the Partnership with the provisions of this Agreement, including any disruption of customer or supplier relationships, or the commencement of any Proceeding by any current or former holder of any Units of the Partnership Group Entities; provided, however, that the exception set forth in this clause (i) shall not apply in connection with any representation or warranty set forth in Section 4.2 or Section 4.4, or the condition in Section 7.2(a) insofar as it relates to any such representation or warranty; and provided, further, that, in the case of clause (a), (b), (c), (d), (e) or (f), the impact on the Partnership is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Partnership Material Contract” has the meaning set forth in Section 4.10(a).
“Partnership Permits” has the meaning set forth in Section 4.8(b).
“Partnership Phantom Unit Plan” means Martin Midstream Partners L.P. 2021 Phantom Unit Plan.
“Partnership Proxy Statement” means the proxy statement on SEC Schedule 14A to be filed by the Partnership in connection with the Merger, as amended or supplemented.
“Partnership Restricted Unit Plan” means the Martin Midstream Partners L.P. 2017 Restricted Unit Plan.
“Partnership SEC Documents” means the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC pursuant to the Securities Act or the Exchange Act since December 31, 2021 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).
“Partnership Subsidiaries” means the Subsidiaries of the Partnership.
“Partnership Superior Proposal Notice Period” has the meaning set forth in Section 6.3(e)(ii).
“Partnership Termination Fee” has the meaning set forth in Section 8.3(a).
“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates. For the avoidance of doubt, the term Partnership Unaffiliated Unitholders shall not include Senterfitt or any of the directors or officers of any Parent Group Entity.
“Partnership Unitholder Approval” means the affirmative vote or consent of the holders of a Unit Majority at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement and the Merger.
“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).
“Party” has the meaning set forth in the preamble.
“Paying Agent” has the meaning set forth in Section 3.2(a).
“Permits” means all franchises, licenses, certificates, permits, and other authorizations, approvals, waivers, registrations, consents and approvals from any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.
“Phantom Unit” means a notional unit issued pursuant to the Partnership Phantom Unit Plan that entitles the holder to receive cash equal to the fair market value of a Common Unit upon the satisfaction of the vesting and certain other conditions set forth in the governing award agreement.
“Phantom Unit Appreciation Right” means an award of a Phantom Unit under the Partnership Phantom Unit Plan that entitles the holder to receive cash equal to the appreciation, if any, of a Common Unit from the date of grant of the award upon the satisfaction of the vesting and certain other conditions set forth in the governing award agreement.
“Preamble” means the preamble to this Agreement.
“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Recitals” means the recitals to this Agreement.
“Release” means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release into the Environment.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.
“Restraints” has the meaning set forth in Section 7.1(b).
“Restricted Unit” means a Common Unit issued under the Partnership Restricted Unit Plan that is subject to the transfer, vesting and forfeiture restrictions set forth in the Partnership Restricted Unit Plan and the governing award agreement.
“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).
“Schedule 13E-3” means a Rule 13e-3 transaction statement on SEC Schedule 13E-3 relating to the Partnership Unitholder Approval and the Merger, as amended or supplemented.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senterfitt” means Senterfitt Holdings Inc., a Texas corporation which is wholly owned by Mr. Martin.
“Special Approval” has the meaning set forth in the Partnership Agreement.
“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a member managed limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided in this Agreement, for the purposes of this Agreement, the Partnership, the General Partner and their Subsidiaries shall not be considered Subsidiaries of Parent or its Affiliates.
“Superior Proposal” shall mean any bona fide written unsolicited Acquisition Proposal (except that reference to 25% within the definition of “Acquisition Proposal” shall be replaced by 70%) made after the date of this Agreement and that was not received or obtained in violation of Section 6.3, and on terms that the GP Board (upon the recommendation of the GP Conflicts Committee) or the GP Conflicts Committee, as the case may be, determines in its good faith judgment and after consulting with its financial advisors (if any) and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) if consummated, would be more favorable to the Partnership and the Partnership Unaffiliated Unitholders, from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised written proposal by Parent to amend the terms of this Agreement made in accordance with Section 6.3(e)) and (ii) is reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of such proposal.
“Support Agreement Counterparties” has the meaning set forth in the Recitals.
“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.
“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law, and any similar provision incorporated into the Organizational Documents of the Parties and their Affiliates.
“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, production, environmental, stamp, occupation, property and estimated taxes, customs duties, fees, assessments, levies and similar charges imposed by any Governmental Authority, together with any interest, penalties, fines, additions to tax or additional amounts payable to any Governmental Authority in connection or with respect thereto.
“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Transfer Taxes” has the meaning set forth in Section 6.17(c).
“Unit Majority” has the meaning set forth in the Partnership Agreement.
“Units” means the Common Units.
Section 1.2    Interpretation. Unless provided for elsewhere in this Agreement or the context otherwise requires, this Agreement will be interpreted in accordance with the following provisions:
(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, Subsection or other subdivision of this Agreement in which any such word is used;
(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e)    the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;
(f)    the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;
(g)    a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;
(h)    all references to prices, values or monetary amounts refer to United States dollars;
(i)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover both genders and the neuter;
(j)    this Agreement has been jointly prepared by the Parties, and this Agreement shall not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;
(k)    each covenant, term and provision of this Agreement shall be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts;
(l)    the captions of the Articles, Sections and Subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;
(m)    any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;
(n)    the Parent Disclosure Letter and the Partnership Disclosure Letter attached hereto are incorporated herein by reference and will be considered part of this Agreement;
(o)    all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;
(p)    all references to days mean calendar days unless otherwise provided; and
(q)    all references to time mean Kilgore, Texas time.
ARTICLE II
THE MERGER

Section 2.1    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall continue as the surviving limited partnership in the Merger (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Suite 900, Dallas, Texas 75201 at 10:00 A.M., Dallas, Texas time, on the fifth (5th) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the General Partner will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.
Section 2.5    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law. The name of the Surviving Entity shall be “Martin Midstream Partners L.P.”

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, any holder of Partnership or Merger Sub securities or any other Person:
(a)    Effect of Merger on Common Units. Subject to Section 3.1(b), Section 3.3 and Section 3.4, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Excluded Units, shall be converted into the right to receive $4.02 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or such non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c), without interest, and any distributions to which such holder is entitled pursuant to Section 3.1(g).
(b)    Effect of Merger on Units Owned by Parent and its Subsidiaries. All of the Units issued and outstanding immediately prior to the Effective Time and held by Parent or its Subsidiaries, as applicable (the “Parent Excluded Units”), shall be unaffected by the Merger and shall remain issued and outstanding in the Surviving Entity as set forth in the Partnership Agreement, and immediately following the Effective Time, Parent and/or its Subsidiaries will be the sole limited partners of the Surviving Entity, and no consideration shall be delivered to Parent or its Subsidiaries in respect thereof.
(c)    Effect of Merger on Units Owned by the Partnership Group Entities. All of the Units owned by the Partnership Group Entities immediately prior to the Effective Time (the “Partnership Excluded Units” and, together with the Parent Excluded Units, the “Excluded Units”), as applicable, shall automatically be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.
(d)    Effect of Merger on General Partner Interests. The General Partner Interest issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain issued and outstanding in the Surviving Entity, the General Partner shall continue as the sole general partner of the Surviving Entity, and no consideration shall be delivered in respect thereof.
(e)    Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(f)    Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the cancellation and extinguishment of all Units that were converted into the right to receive the applicable Merger Consideration and that, immediately following the Effective Time, Parent or its Subsidiaries will be the only holder(s) of Units and (ii) that the existence of the Partnership shall continue without dissolution.
(g)    Distributions. Holders of Partnership Interests immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Partnership Interests with a record date occurring prior to the Effective Time that has been declared by the General Partner with respect to such Partnership Interests in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Any such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders (or former holders) of Partnership Interests, as applicable. Holders of Partnership Interests immediately prior to the Effective Time (other than Parent and its Subsidiaries, including the General Partner) shall have no rights to any distribution with respect to such Partnership Interests with a record date occurring on or after the Effective Time that may have been declared by the General Partner with respect to such Partnership Interests prior to the Effective Time and which remains unpaid as of the Effective Time.
Section 3.2    Surrender of Units.
(a)    Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As soon as reasonably practicable, but no later than five (5) Business Days, after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Units as of the Effective Time whose Units were converted into the right to receive the applicable Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the applicable Merger Consideration.
(b)    Deposit. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Units as of the Effective Time whose Units were converted into the right to receive the applicable Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the delivery of a duly executed letter of transmittal and the due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units, each pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by

Parent at or prior to the Effective Time, deliver the applicable Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.
(c)    Exchange. Each holder of Units that have been converted into the right to receive the applicable Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
(d)    Other Payees. If any payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall (i) pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or (ii) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Units converted into the right to receive the applicable Merger Consideration. From and after the Effective Time, the holders of Certificated Units (or an effective affidavit of loss in lieu thereof) or Book-Entry Units representing Units converted into the right to receive the applicable Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units (or an effective affidavit of loss in lieu thereof) or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.
(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Units converted into the right to receive the applicable Merger Consideration 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Units for the applicable Merger

Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the applicable Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the General Partner shall not be liable to any holder of Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(g)    Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article III and, if required by Parent, the posting by such Person of an indemnity agreement or bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Units represented by such Certificated Unit as contemplated by this Article III.
(h)    Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.
(i)    Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Units converted into the right to receive the applicable Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3    Treatment of Restricted Units, Phantom Units and Phantom Unit Appreciation Rights; Termination of Partnership Restricted Unit Plan, Partnership Phantom Unit Plan and Parent Unit Purchase Plan.
(a)    Immediately prior to the Effective Time, all time vesting Restricted Units then-outstanding shall fully vest and all performance vesting Restricted Units then-outstanding shall vest at target payment levels. Each holder of a Restricted Unit will receive an amount equal to the Merger Consideration with respect to each Restricted Unit that becomes vested pursuant to this Section 3.3(a).
(b)    Immediately prior to the Effective Time, all Phantom Units and Phantom Unit Appreciation Rights outstanding immediately prior to the Effective Time shall fully vest. Each holder of a Phantom Unit will receive an amount equal to the Merger Consideration with respect to each Phantom Unit that becomes vested pursuant to this Section 3.3(b). Each holder of a Phantom Unit Appreciation Right will receive an amount, if any, equal to the Merger Consideration less the date of grant value (as determined in accordance with the applicable award agreement) with respect to each Phantom Unit Appreciation Right that becomes vested pursuant to this Section 3.3(b); provided that if the date of grant value of such Phantom Unit Appreciation Right is greater than the Merger Consideration, such Phantom Unit Appreciation Right shall be cancelled without consideration.
(c)    Prior to the Effective Time, the Partnership and the General Partner shall take all actions necessary to terminate the Partnership Restricted Unit Plan, such termination to be effective as of, and contingent on, the Effective Time, and from and after the Effective Time, the Partnership Restricted Unit Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder subject to receipt of the consideration set forth in this Section 3.3. Prior to the Effective Time, the Partnership and the General Partner shall take all actions necessary to terminate the Partnership Phantom Unit Plan, such termination to be effective as of, and contingent on, the Effective Time, and from and after the Effective Time, the Partnership Phantom Unit Plan shall be terminated and no Phantom Units, Phantom Unit Appreciation Rights or other Partnership Interests shall be granted or be outstanding thereunder, subject to receipt of the consideration set forth in this Section 3.3.
(d)    The Partnership and General Partner shall terminate the Parent Unit Purchase Plan, which was suspended prior to the date hereof, in its entirety effective as of, and contingent on, the Effective Time, with any amounts then remaining credited to employee accounts under the Parent Unit Purchase Plan promptly returned to such employees.
(e)    As soon as practicable following the Effective Time, the Partnership shall file post-effective amendments to all Form S-8 registration statements filed by the Partnership deregistering all Common Units remaining available for issuance thereunder.
(f)    No later than 30 days following the Closing Date, Parent shall cause the Merger Consideration to be paid, through the applicable entity’s payroll or accounts payable system, as applicable, to the holders of the Phantom Units, Phantom Unit Appreciation Rights and Restricted Units in accordance with this Section 3.3.
Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the distributions under this Article III, the applicable Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Units the same economic effect as contemplated hereby prior to such event.
Section 3.5    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER
Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to the Parent (the “Partnership Disclosure Letter”) prior to the execution of this Agreement (provided, that (i) no item is required to be set forth in the Partnership Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) any disclosure in any section of such Partnership Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (iii) the mere inclusion of an item in such Partnership Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or a material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent and Merger Sub as follows:
Section 4.1    Organization, Standing and Corporate Power.
(a)    Each of the Partnership and the General Partner and their respective Subsidiaries is a legal entity duly organized, formed or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all requisite limited partnership, limited liability company, partnership or corporate, as applicable, power and authority to own or lease all of its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)    Each of the Partnership and the General Partner and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failures to be so qualified, licensed or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    The Partnership and the General Partner have made available to Parent prior to the execution of this Agreement true and complete copies of the Organizational Documents of the Partnership and the General Partner and each of their Subsidiaries, in each case, as in effect as of the date of this Agreement.
Section 4.2    Authority; Noncontravention.
(a)    Each of the Partnership and the General Partner has all requisite entity power and authority to execute and deliver, and perform its obligations under, this Agreement and, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of the Partnership and the General Partner, and the consummation by the Partnership and the General Partner of the transactions contemplated hereby, including the Merger, have been, as applicable, duly authorized and approved by the sole member of the General Partner, the GP Board and, as set forth in Section 4.2(c), the GP Conflicts Committee and no other entity action on the part of the Partnership or the General Partner is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and, except for obtaining the Partnership Unitholder Approval, the consummation of the transactions contemplated hereby, including the Merger. The Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of equity securities of the Partnership or the General Partner necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against each of the Partnership and the General Partner in accordance with its terms, subject, as to enforceability, to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (whether applied in a proceeding at law or in equity) (the “Enforceability Exceptions”).
(b)    The execution, delivery and performance by the Partnership and the General Partner of this Agreement do not, and the consummation of the Merger (subject to receipt of the

Partnership Unitholder Approval) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of the Partnership or the General Partner or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the General Partner or any of their Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.4, (A) any Contract to which the Partnership, the General Partner or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to the Partnership or the General Partner or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    The GP Conflicts Committee, by unanimous approval, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership and the Partnership Unaffiliated Unitholders and (B) in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved (such approval constituting Special Approval for all purposes under the Partnership Agreement, including Section 7.9(a) thereof) this Agreement, the Support Agreements, and the transactions contemplated by this Agreement and the Support Agreements, including the Merger, (iii) recommended that the GP Board approve this Agreement, the Support Agreements, the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated by this Agreement and the Support Agreements, including the Merger, (iv) recommended that the GP Board submit this Agreement and the Merger to a vote of the Limited Partners, and (v) recommended, and recommended that the GP Board resolve to recommend, approval of this Agreement and the Merger by the Limited Partners.
(d)    Acting based upon the recommendation of the GP Conflicts Committee, the GP Board, by unanimous approval, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership and the Partnership Unaffiliated Unitholders and (B) in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the Support Agreements, the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated by this Agreement and the Support Agreements, including the Merger, (iii) authorized and directed that this Agreement and the Merger be submitted to a vote of the Limited Partners and (iv) recommended approval of this Agreement and the Merger by the Limited Partners.
Section 4.3    Capitalization.

(a)    The authorized equity interests of the Partnership consist of Common Units and the General Partner Interest. At the close of business on October 3, 2024, the issued and outstanding Limited Partner Interests and General Partner Interest of the Partnership consisted of (i) 39,001,086 Common Units, including 167,317 Restricted Units issued pursuant to the Partnership Restricted Unit Plan and (ii) the General Partner Interest. At the close of business on October 3, 2024, 2,432,226 Common Units were reserved for issuance under the Partnership Restricted Unit Plan. At the close of business on October 3, 2024, no Common Units were reserved for issuance under the Parent Unit Purchase Plan. As of the date of this Agreement there are not, and as of the Effective Time there will not be, any other Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights with respect to the Partnership, commitments or agreements of any character valued by reference to, or providing for the issuance of, any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The outstanding Common Units were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement), and, except as provided in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The General Partner is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest, and the General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement. The General Partner owns the General Partner Interest free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of the Partnership or the Existing Partnership Credit Facility. All Common Units reserved for issuance under the Partnership Restricted Unit Plan, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17‑607 and 17-804 of the DRULPA and the Partnership Agreement).
(b)    No Partnership Group Entity has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Partnership Subsidiary. Except as set forth in the Partnership Agreement, there are no outstanding obligations of any Partnership Group Entity to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other Rights to acquire any Partnership Interests or other limited partner interests, shares of capital stock, voting securities or equity interests) of any of the Partnership Group Entities.

(c)    Other than ownership of its Subsidiaries, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of such entities or the Existing Partnership Credit Facility, and such interests in its Subsidiaries were duly authorized and validly issued in accordance with such Subsidiary’s Organizational Documents and are fully paid (to the extent required under such Subsidiary’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by applicable Law and such Subsidiary’s applicable Organizational Documents).
(d)    No Partnership Group Entity has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.
(e)    Other than the Support Agreements, there are no voting trusts or other agreements or understandings to which any Partnership Group Entity is a party with respect to the voting or registration of capital stock or other equity interest of any Partnership Group Entity.
Section 4.4    Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by the Partnership or the General Partner or the consummation by the Partnership or the General Partner of the transactions contemplated by this Agreement, including the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the Merger (including the filing of the Partnership Proxy Statement and the filing of a Schedule 13E-3), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) any filings required under the rules and regulations of the NASDAQ, (e) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for the Partnership or the General Partner to perform their respective obligations under Section 6.4 and (f) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.5    Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.
(a)    The Partnership Group Entities have filed or furnished all Partnership SEC Documents required to be filed or furnished by it with the SEC since December 31, 2021. The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).
(c)    Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course of Business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, no Partnership Group Entity has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(d)    No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. To the Knowledge of the Partnership, no enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.
(e)    The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) of the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NASDAQ. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the GP Board (i) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.
(f)    Since December 31, 2021, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.
Section 4.6    Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not occurred any changes, effects, events or occurrences that have resulted, or would reasonably be expected to result, individually or in the aggregate, in a Partnership Material Adverse Effect.
Section 4.7    Legal Proceedings. Except for any Proceedings disclosed in any Partnership SEC Documents filed or publicly furnished with the SEC prior to the date hereof, or except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Partnership, threatened against, or, to the Knowledge of the Partnership, any pending or threatened material governmental or regulatory investigation of, the Partnership or any of its Affiliates and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership, threatened to be imposed, against the Partnership or any of its Affiliates.
Section 4.8    Compliance with Laws; Permits.
(a)    The Partnership Group Entities are, and since the later of December 31, 2021 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such failures to comply, defaults or violations have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)    The Partnership Group Entities are in possession of all Permits necessary for the Partnership Group Entities to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Partnership Permits”), except where any failures to have any of the Partnership Permits have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where any failures to be in full force and effect have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspensions or cancellations of any of the Partnership Permits is pending or, to the Knowledge of the Partnership, threatened in writing, except where such suspensions or cancellations have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership Group Entities are not, and since December 31, 2021 have not been, in violation or breach of, or default under, any Partnership Permit, except where any such violations, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of any Partnership Group Entity under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Partnership, threatened with respect to any alleged failures by any Partnership Group Entity to have any material Permits necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith, except, in each case, as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    Without limiting the generality of Section 4.8(a), no Partnership Group Entity, nor, to the Knowledge of the Partnership, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership Group Entities; (ii) has, to the Knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the Knowledge of the Partnership, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i)

through (iii), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.9    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or its Affiliates specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership and the General Partner make no representation or warranty with respect to information supplied by or on behalf of Parent, its Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.10    Contracts.
(a)    Except (i) for this Agreement, (ii) as filed or publicly furnished with the SEC prior to the date of this Agreement, and (iii) for Contracts between the Partnership or one of its Affiliates, on the one hand, and Parent or one of its Affiliates, on the other hand, no Partnership Group Entity is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), whether or not entered into in the Ordinary Course of Business (each Contract that is described in this Section 4.10(a) being a “Partnership Material Contract”).
(b)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against any of the Partnership Group Entities, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) each of the Partnership Group Entities has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) no Partnership Group Entity has received written notice of the existence of, and to the Knowledge of the Partnership there does not exist, any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Partnership Group Entities, or permit termination, modification or acceleration, under any such Partnership Material Contract and (iv) to the Knowledge of the Partnership, as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of any Partnership Material Contract.

Section 4.11    Partnership Benefit Plans; Labor Matters.
(a)    Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Partnership Benefit Plans are or have been within the past six years a (i) multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(b)    Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where any such losses of qualification have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceedings, including any audits or investigations by any Governmental Authority, are pending or, to the Knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).
(d)    No Partnership Group Entity is, or since December 31, 2021 has been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. No Partnership Group Entity is currently engaged in any negotiation with any labor union or organization and, to the Knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership Group Entities. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) no organized work stoppages, labor strikes, labor disputes, lockouts or slowdowns against the Partnership are pending or, to the Knowledge of the Partnership, threatened against or involving the Partnership Group Entities; and (ii) no Partnership Group Entity has received written notice of any unfair labor practice complaint and, to the Knowledge of the Partnership, no such complaints against any Partnership Group Entity are pending before the National Labor Relations Board or other similar Governmental Authority.
(e)    Except as set forth in Section 3.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership Group Entities.
(f)    Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each of the Partnership Group Entities has complied with all applicable Laws related to the employment of their respective employees.
Section 4.12    Environmental Matters. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership Group Entities is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or, to the Knowledge of the Partnership, threatened in writing; (d) there has been no Release or arrangement for disposal of any Hazardous Substance by any Partnership Group Entity or, to the Knowledge of the Partnership, by any other Person that would reasonably be expected to give rise to the Partnership Group Entities incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or, to the Knowledge of the Partnership, threatened against any Partnership Group Entity or involving any real property currently or formerly owned, operated or leased by or for any Partnership Group Entity alleging noncompliance with, or liability under, any applicable Environmental Law; (f) no Hazardous Substance has been disposed of, released or transported on, to or from any properties currently or formerly owned, leased or operated by any of the Partnership Group Entities, or as a result of any operations or activities of any of the Partnership Group Entities, in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to the Partnership Group Entities incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and (g) no Partnership Group Entity has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.
Section 4.13    Taxes. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to any of the Partnership Group Entities have been duly and timely filed (taking into account all extensions of due dates), and all such Tax Returns are true, correct and complete, (b) all Taxes owed by any of the Partnership Group Entities, or for which any of the Partnership Group Entities may be liable, that are or have become due have been timely paid in full, (c) the Partnership Group Entities have timely complied with all applicable Tax withholding, collection and deposit requirements, (d) there are no Liens for Taxes (other than statutory Liens for current-period Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of the Partnership Group Entities, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of any of the Partnership Group Entities, (f) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for payment or assessment of any Tax of, or any Taxes associated with the ownership or operation of the assets of, any of the Partnership Group Entities (other than in connection with a valid extension of time to file any Tax Return), (g) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation, (h) each Subsidiary of the Partnership, other than MTI, is, and since its formation or acquisition by the Partnership has been, either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes, and (i) no Partnership Group Entity has ever entered into or been a party to any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.
Section 4.14    Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, each Partnership Group Entity owns and has good and valid title to all of its owned real property and good and valid title to all of its owned personal property, and has good and valid leasehold interests in all of its leased real properties free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements) and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters whether or not of record which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used, assuming the timely discharge of all obligations owing or related to the owned real property, the tangible personal property, and the leased property). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which a Partnership Group Entity leases any real or personal property are valid and effective against such Partnership Group Entity and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by any Partnership Group Entity and, to the Knowledge of the Partnership, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by any of the Partnership Group Entities or the counterparties thereto.
Section 4.15    Intellectual Property. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or an Affiliate of the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse

Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by any of the Partnership Group Entities of such Person’s intellectual property, (b) to the Knowledge of the Partnership, the conduct of the business of the Partnership Group Entities does not infringe or misappropriate any intellectual property rights of any Person, (c) no Partnership Group Entity has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property and (d) to the Knowledge of the Partnership, no Person is infringing or misappropriating any Partnership Intellectual Property.
Section 4.16    Opinion of Financial Advisor. The GP Conflicts Committee has received the written opinion of Houlihan Lokey, Inc. (the “GP Conflicts Committee Financial Advisor”), dated as of October 3, 2024, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders (the “GP Conflicts Committee Fairness Opinion”).
Section 4.17    Brokers and Other Advisors. Except for the GP Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the engagement letter among the GP Conflicts Committee Financial Advisor, the Partnership, and the GP Conflicts Committee (the “GP Conflicts Committee Financial Advisor Engagement Letter”), which letter describes all fees payable to the GP Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the GP Conflicts Committee Financial Advisor entered into with respect to the engagement of the GP Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby.
Section 4.18    Insurance. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership Group Entities are covered by, and insured under, the insurance policies and underwritten by the insurers including the coverages and related limits and deductibles set forth in Section 4.18 of the Partnership Disclosure Letter, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by any of the Partnership Group Entities other than in the Ordinary Course of Business.
Section 4.19    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of the Partnership nor the General Partner nor any other Person on behalf of the Partnership or General Partner makes or has made (and Parent and Merger Sub acknowledge that none of the foregoing makes or has made) any other express or implied representation or warranty with respect to the Partnership or General Partner with respect to any other information provided to Parent, Merger Sub, the Parent Board or their Representatives, in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except as required by applicable Law, none of the Partnership nor the General Partner nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the General Partner acknowledge and agree to the provisions of Section 5.12, and specifically that, except for the representations and warranties contained in Article V, the Partnership and the General Partner have not relied on and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made or will have any liability for any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Partnership and the General Partner as follows:
Section 5.1    Organization, Standing and Corporate Power.
(a)    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite limited partnership, limited liability company, partnership or corporate, as applicable, power and authority to own or lease all of its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Parent has made available to the Partnership prior to the execution of this Agreement true and complete copies of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.
Section 5.2    Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not, as of the date of this Agreement, and will not have, as of the Closing, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.3    Ownership of Partnership Units and the General Partner. Section 5.3 of the Parent Disclosure Letter sets forth the record ownership of Common Units by the Subsidiaries of Parent as of the date of this Agreement, which Common Units represent all of the Common Units held of record or beneficially by Parent or any of its Subsidiaries. MMGPHL is an indirect wholly owned subsidiary of Parent and is the record owner of all of the issued and outstanding limited liability company interests of the General Partner.
Section 5.4    Authority; Noncontravention.
(a)    Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Partnership and the General Partner, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions. The Parent Board duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent, as the indirect sole owner of Merger Sub, to cause Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, which resolutions of Parent Board have not been rescinded, modified or withdrawn in any way and which have been provided to the Partnership.
(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective

Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not have a Parent Material Adverse Effect.
(c)    Simultaneously with the execution of this Agreement, Parent has executed and delivered a Support Agreement to the Partnership and has also delivered to the Partnership the Support Agreements executed by each of the Support Agreement Counterparties. Other than the Support Agreements, there are no voting trusts or other agreements or understandings to which any Parent Group Entity is a party with respect to the voting or registration of capital stock or other equity interest of any Parent Group Entity.
Section 5.5    Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (including the filing of the Partnership Proxy Statement and the filing of a Schedule 13E-3), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) any filings required under the rules and regulations of the NASDAQ, (e) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (f) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.
Section 5.6    Legal Proceedings. Except as has not had a Parent Material Adverse Effect, as of the date hereof (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.
Section 5.7    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the General Partner, the Partnership, their Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.
Section 5.8    Brokers and Other Advisors. Except for Wells Fargo Securities, LLC, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.
Section 5.9    Available Funds. At the Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts (including the fees and expenses of Parent) required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration. Parent acknowledges and agrees that it is not a condition to the Closing or to any of the obligations of Parent under this Agreement, including the Merger, that the Parent Group Entities obtain any financing for or related to any of the transactions contemplated by this Agreement.
Section 5.10    Certain Arrangements. There are no Contracts or commitments to enter into Contracts with any of the Parent Group Entities or, to the Knowledge of Parent, any of their respective Affiliates pursuant to which any holder of a Common Unit would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration.
Section 5.11    Disclosure Letter. On or prior to the date hereof, Parent and Merger Sub have delivered to the Partnership and the General Partner a letter (the “Parent Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their respective representations and warranties; provided, however, that (a) no such item is required to be set forth in the Parent Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in the Parent Disclosure Letter shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item would have a Parent Material Adverse Effect.
Section 5.12    No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made (and the Partnership and the General Partner acknowledge that none of the foregoing makes or has made) any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Partnership, the General Partner, the GP Board, the GP Conflicts Committee or their Representatives in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner, the GP Board or

the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the General Partner’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner, the GP Board, the GP Conflicts Committee or their Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree to the provisions of Section 4.19, and specifically that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, General Partner or any of their respective Affiliates or Representatives has made or will have any liability for any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the General Partner or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the General Partner or any of their respective Affiliates or Representatives.
ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1    Preparation of the Partnership Proxy Statement and Schedule 13E-3; Partnership Unitholder Meeting.
(a)    As promptly as practicable following the date of this Agreement, (i) the Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and (ii) the Parties shall prepare and the Partnership shall file with the SEC the preliminary Partnership Proxy Statement. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the preliminary and definitive Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply the other Parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and each of the Parties shall, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, use commercially reasonable efforts to respond as promptly as reasonably practicable to, and to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC or the staff of the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by any of the Parties, as applicable, without providing the other Parties, as applicable, a reasonable opportunity to review and comment thereon, which comments the Parties, as applicable, shall consider and implement in good faith. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Partnership Proxy Statement with the SEC and cause such definitive Partnership Proxy Statement to be mailed to its Limited Partners of record.
(b)    The Partnership shall, through the GP Board, as promptly as practicable after the Partnership Proxy Statement is cleared by the SEC, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the “Partnership Unitholder Meeting”) (which Partnership Unitholder Meeting date shall be no later than 35 days after the date that the Partnership Proxy Statement is cleared by the SEC) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board, submit this Agreement and the Merger to a vote of the Limited Partners and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board and the GP Conflicts Committee, recommend to the Limited Partners approval of this Agreement (such recommendations, the “Partnership Board Recommendation”). Subject to the terms and conditions of the GP Conflicts Committee Financial Advisor Engagement Letter, the Partnership Proxy Statement shall include a copy of the GP Conflicts Committee Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) in the absence of quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Partnership Proxy Statement that the GP Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 6.3(e) and the time periods contemplated by Section 6.3(e) have not expired; provided, however, that in each case, without the written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed), the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting for more than ten (10) Business Days later than the most recently adjourned meeting or to a date after the date that is three (3) Business Days prior to the Outside Date. The Partnership shall adjourn the Partnership Unitholder Meeting at the request of Parent (but in no event for more than 30 days from the date the Partnership Unitholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval or (ii) in the absence of quorum. Without the written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed), no matter shall be submitted for action at the Partnership Unitholder Meeting except the approval of this Agreement and the Merger and matters reasonably related to this Agreement.
(c)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board and the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.
Section 6.2    Conduct of Business.
(a)    During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except (i) as provided in this Agreement, (ii) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement, (v) as provided in the Partnership Agreement or (vi) pursuant to a Parent Directive or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned, or delayed (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), the General Partner and the Partnership shall (x) conduct the business of the Partnership Group Entities in the Ordinary Course of Business, (y) use commercially reasonable efforts to preserve intact the business organization, goodwill and assets of the Partnership Group Entities and maintain the rights, franchises and existing relations with customers, suppliers, employees and business associates of the Partnership Group Entities, and (z) use commercially reasonable efforts to keep in full force and effect all material Permits and all material insurance policies maintained by the Partnership and its Affiliates.
(b)    Except (i) as provided in this Agreement, (ii) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement, (v) as provided in the Partnership Agreement or (vi) pursuant to a Parent Directive or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned, or delayed (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), during the period from the date of this Agreement until the Effective Time, each of the General Partner and the Partnership shall not, and shall cause each of their respective Affiliates not to:

(i)    other than annual compensatory equity awards granted to non-employee directors of the GP Board in the Ordinary Course of Business, settlement of outstanding Phantom Units in the ordinary course, or as expressly contemplated by this Agreement, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement, if any) or any additional Rights, (y) issue, grant or amend any award under the Partnership Restricted Unit Plan, or (z) enter into any agreement with respect to the foregoing;
(ii)    (x) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (y) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof, by the terms of any outstanding Phantom Unit or as expressly contemplated by the terms of this Agreement;
(iii)    (x) other than the lease of assets in the Ordinary Course of Business, sell, lease or dispose of any portion of its assets, business or properties that, in the aggregate, have a purchase price in excess of $1,000,000 (other than distributions permitted under Section 6.2(b)(iv) or pursuant to sales, leases or disposals of such assets, business or properties pursuant to any Contract in effect as of the date hereof), (y) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity that, in the aggregate, have a purchase price in excess of $1,000,000 or (z) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;
(iv)    subject to Section 6.2(c), make or declare distributions to the holders of any Common Units or the Phantom Units other than regular quarterly cash distributions in respect of the Common Units in the ordinary course of business;
(v)    amend the Partnership Agreement or the Organizational Documents of the Partnership’s Affiliates (including by merger, consolidation, conversion or otherwise), as in effect on the date of this Agreement;
(vi)    enter into, modify, amend, terminate or assign, or waive or assign any rights under, any Partnership Material Contract, other than in the Ordinary Course of Business;
(vii)    waive, release, assign, settle or compromise any pending or threatened Proceeding, including any state or federal regulatory Proceeding, seeking damages or an injunction or other equitable relief, that (x) is material to the Partnership Group Entities, taken as a whole, or (y) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(viii)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;
(ix)    (1) change its fiscal year or any material method of Tax accounting, (2) make any material Tax election that is inconsistent with past practice or change or revoke any material Tax election, (3) settle or compromise any material liability for Taxes, (4) file any material amended Tax Return or (5) take any action or fail to take any action that could create a material risk that any of the Partnership Group Entities other than MTI would be treated as a corporation for U.S. federal income Tax purposes;
(x)    other than in the Ordinary Course of Business, (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany credit agreements or money pool arrangements, or (B) create any Lien on its property to secure indebtedness or any other obligation;
(xi)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, division or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;
(xii)    take any action that would reasonably be expected to prohibit, prevent, or materially hinder, impede, or delay the ability of the Parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement; or
(xiii)    agree or commit to do anything prohibited by clauses (i) through (xii) of this Section 6.2.
(c)    During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law and the Partnership Agreement, the General Partner shall determine and declare, and cause the Partnership to pay regular quarterly cash distributions to the holders of the Common Units consistent with past practice, including with respect to the timing of record dates and payment dates; provided that, subject to applicable Law, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of Common Units be less than $0.005 per Common Unit without the separate determination and approval of the GP Conflicts Committee. Notwithstanding the foregoing, the General Partner shall (and the Parent shall, directly or indirectly, cause its Representatives on the GP Board to) designate the record date for the quarterly cash distribution related to the quarter immediately prior to the quarter in which the Closing occurs so that such record date precedes the Effective Time so as to permit the payment of such quarterly distribution to the holders of the Common Units.
Section 6.3    Acquisition Proposals; Partnership Adverse Recommendation Change; Intervening Event.

(a)    The Partnership and the General Partner shall, and shall use their reasonable best efforts to cause their respective Subsidiaries and the respective Representatives of each of the foregoing to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, instruct such Persons to return or destroy all confidential information previously provided to such parties by or on behalf of the Partnership Group Entities and immediately terminate and prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to an Acquisition Proposal. Except as permitted by Section 6.3(e), neither the Partnership nor the General Partner shall, and the Partnership shall cause its Subsidiaries not to, and each of the Partnership and the General Partner shall use its reasonable best efforts to, and cause the Partnership Subsidiaries to use their reasonable best efforts to, cause their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action intended to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to the Partnership Group Entities in connection with, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or similar agreement, whether written or oral, with any Person (other than a Parent Group Entity) relating to an Acquisition Proposal, (iv) if any Acquisition Proposal has been made public, fail to publicly reaffirm the Partnership Board Recommendation, (v) take any action to make the provisions of any Takeover Statutes inapplicable to any transactions contemplated by any Acquisition Proposal or (vi) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Units within ten (10) Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions.
(b)    Except as permitted by this Section 6.3, the Partnership and the General Partner (acting through the GP Board and the GP Conflicts Committee) shall not, and shall cause their respective Subsidiaries and use their reasonable best efforts to cause the respective Representatives of each of the foregoing not to, directly or indirectly, fail to include the Partnership Board Recommendation in the Partnership Proxy Statement (such failure, the taking of any action set forth in clause (vi) of Section 6.3(a) or the failure to take any action required by clause (iv) of Section 6.3(a) each being referred to as a “Partnership Adverse Recommendation Change”).
(c)    Without limiting the foregoing, it is understood and agreed that (i) subject to the following clause (ii), any violation of the restrictions set forth in Section 6.3(a) or Section 6.3(b) by the Partnership’s Subsidiaries or the Representatives of any of the Partnership, the General Partner or the Partnership’s Subsidiaries, will be deemed to be a breach of this Section 6.3 by the Partnership and the General Partner and (ii) no act or failure to act by Parent or any of its

Affiliates or Representatives, and no violation caused by or at the explicit direction of Parent or any of its Affiliates or Representatives (“Parent Directive”), shall be a violation or breach of this Section 6.3 or any other provision of this Agreement by the Partnership or the General Partner.
(d)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the Partnership Unitholder Approval being obtained, and subject to compliance in all material respects with this Section 6.3(d), the GP Conflicts Committee may make a Partnership Adverse Recommendation Change:
(i)    in response to an Intervening Event, if the GP Board (upon the recommendation of the GP Conflicts Committee) or the GP Conflicts Committee, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with (A) with respect to the GP Board, its duties to the Partnership and the Limited Partners under applicable Law, as modified by the Partnership Agreement or (B) with respect to the GP Conflicts Committee, its duties to the Partnership and the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement;
(ii)    if the GP Board (upon the recommendation of the GP Conflicts Committee) or the GP Conflicts Committee, as the case may be, has provided prior written notice to Parent specifying in reasonable detail the Intervening Event at least five (5) calendar days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than five (5) calendar days prior to the expected date of the Partnership Unitholder Meeting, in which case such notice shall be provided as far in advance as reasonably practicable (the period inclusive of all such days, the “Partnership Intervening Event Notice Period”); and
(iii)    if, during the Partnership Intervening Event Notice Period, the GP Board (upon the recommendation of the GP Conflicts Committee) or GP Conflicts Committee, as the case may be, has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with (A) with respect to the GP Board, its duties to the Partnership and the Limited Partners under applicable Law, as modified by the Partnership Agreement or (B) with respect to the GP Conflicts Committee, its duties to the Partnership and the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed in writing by Parent in determining whether the failure to effect a Partnership Adverse Recommendation Change would be inconsistent with (1) with respect to the GP Board, its duties to the Partnership and the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership and the

Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement.
(e)    Notwithstanding anything to the contrary in this Agreement, at any time prior to the Partnership Unitholder Approval being obtained, and subject to compliance in all material respects with this Section 6.3(e), the GP Board (upon the recommendation of the GP Conflicts Committee) or the GP Conflicts Committee may make a Partnership Adverse Recommendation Change:
(i)    in response to a Superior Proposal, if the GP Board (upon the recommendation of the GP Conflicts Committee) or the GP Conflicts Committee, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with (A) with respect to the GP Board, its duties to the Partnership and the Limited Partners under applicable Law, as modified by the Partnership Agreement or (B) with respect to the GP Conflicts Committee, its duties to the Partnership and the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement;
(ii)    if the GP Board (upon the recommendation of the GP Conflicts Committee) or the GP Conflicts Committee, as the case may be, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five (5) calendar days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change (including a description of the identity of the Person making the Superior Proposal, the material terms and conditions of such Superior Proposal and providing complete copies of any written proposal or offer (including proposed agreements) received by the Partnership, the General Partner, and/or the GP Conflicts Committee), unless at the time such notice is otherwise required to be given there are fewer than five (5) calendar days prior to the expected date of the Partnership Unitholder Meeting, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Superior Proposal Notice Period”); and
(iii)    if, during the Partnership Superior Proposal Notice Period, the GP Board (upon the recommendation of the GP Conflicts Committee) or the GP Conflicts Committee, as the case may be, has (x) negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with (A) with respect to the GP Board, its duties to the Partnership and the Limited Partners under applicable Law, as modified by the Partnership Agreement or (B) with respect to the GP Conflicts Committee, its duties to the Partnership and the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement, and (y) kept Parent reasonably informed with respect to the status and changes in the material terms and conditions of the Superior Proposal (it being understood that any change in the purchase price in such Superior Proposal shall be deemed a material amendment) and any other change in circumstances related thereto in accordance with Section 6.3(f); provided, however, that (i) any material amendment to the terms of a Superior Proposal, if applicable, shall require a new notice pursuant to this Section 6.3 and a new Partnership Superior Proposal Notice Period, except that such new Partnership Superior Proposal Notice Period in connection with any material amendment shall be for two (2) Business Days from the time Parent receives such notice (as opposed to five (5) calendar days) and (ii); provided, further, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed in writing by Parent in determining whether the failure to effect a Partnership Adverse Recommendation Change would be inconsistent with (1) with respect to the GP Board, its duties to the Partnership and the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership and the Partnership Unaffiliated Unitholders under applicable Law, as modified by the Partnership Agreement.
(f)    In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than one (1) Business Day after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership or any of its Representatives in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership that relate to such proposals, offers, inquiries, or requests) and the status of any such discussions or negotiations.
(g)    Nothing contained in this Agreement shall prevent the Partnership or the GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal if the GP Board and the GP Conflicts Committee determine in good faith (after consultation with outside legal counsel) that the failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, that a Partnership Adverse Recommendation Change may only be made in accordance with Section 6.3(e). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

Section 6.4    Consummation of the Merger.
(a)    Subject to the terms and conditions of this Agreement, Parent and Merger Sub, on the one hand, and each of the Partnership and the General Partner, on the other hand, shall cooperate with the other and use, and shall cause each of their respective Subsidiaries to use, its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing with any applicable Governmental Authority as promptly as practicable all documentation to effect all necessary, proper or advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties; provided that the obligations in this Section 6.4 shall not require either Party or any of its Affiliates to sell, divest, hold separate, transfer or dispose of, or commit to any behavioral remedy with respect to, any assets, securities, operations, rights, product lines, businesses or interest therein of such Party or any of their Affiliates (or consent to any of the foregoing actions); or litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority.
(b)    Until the Effective Time or the earlier termination of this Agreement, unless otherwise approved by the GP Board and the GP Conflicts Committee, Parent shall not, and shall cause its Subsidiaries and Affiliates not to (i) amend, modify or revoke the Support Agreements, or (ii) directly or indirectly (A) other than to an MRMC Entity (as defined in the Support Agreements) that agrees to be bound by the Support Agreement, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Units owned by Parent as of the date hereof, (B) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Section 6.4(b), or (C) agree (regardless of whether in writing or orally) to take any of the actions referred to in the foregoing clauses (A) or (B).
Section 6.5    Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership, and shall be provided to the GP Conflicts Committee for review and approval prior to publication thereof. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing requirement of, or agreement with, the NASDAQ or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to public announcements in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the General Partner, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the General Partner in compliance with this Section 6.5.
Section 6.6    Access to Information. Upon reasonable advance written notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each Partnership Group Entity to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of the Partnership Group Entities’ properties, Contracts, books, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives, and provided further, that any information received by Parent and its Representatives shall be used solely for the purposes of the transactions contemplated by this Agreement and related integration and planning. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not be required to disclose any information to Parent if such disclosure would, in the opinion of the Partnership’s legal counsel, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof; provided, however, that the Partnership shall take all reasonable measures to disclose such information in a manner that would not jeopardize or contravene such privilege, Law, duty or contractual right.
Section 6.7    Indemnification and Insurance.
(a)    From the Effective Time and until the sixth anniversary of the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity and the General Partner jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time and ensure that the Organizational Documents of the Surviving Entity and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and representatives against Parent, the Surviving Entity and the General Partner and their respective successors and assigns.
(b)    Subject to the last sentence of this Section 6.7(b), Parent shall maintain or cause the Surviving Entity to maintain in effect for six years from the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that Parent or the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall Parent or the Surviving Entity be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership or the General Partner for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, Parent or the Surviving Entity would be required to expend more than the Maximum Amount, Parent or the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. In lieu of the foregoing obligations of Parent under this Section 6.7(b), the Parent or the Surviving Entity may (but shall be under no obligation to), prior to the Effective Time, purchase a six-year “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.
(c)    The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the General Partner, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the

Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent, the Surviving Entity or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or the General Partner shall assume the obligations of Parent, the Surviving Entity or the General Partner, as applicable, set forth in this Section 6.7.
Section 6.8    Fees and Expenses. Except as otherwise provided in Section 8.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Party incurring such fees and expenses, except (a) that Parent and the Partnership shall each pay for one-half (1/2) of the costs of printing and mailing of the joint Partnership Proxy Statement and Schedule 13E-3, (b) the Parent and the Partnership shall each also pay one-half of any filing fees and other costs and expenses relating to the preparation and filing of any filing with a Governmental Authority required in connection with this Agreement and the transactions contemplated hereby, including any filings required under the HSR Act, and (c) the Parent shall pay all costs, fees, and expenses of the Paying Agent.
Section 6.9    Section 16 Matters. Prior to the Effective Time, the Partnership and General Partner shall, with Parent’s and Merger Sub’s reasonable cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable (a) the delisting of the Units from the NASDAQ and the termination of trading of the Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.
Section 6.11    GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action intended to cause the General Partner to, without the consent of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any member of the GP Conflicts

Committee, either as a member of the GP Board or the GP Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the General Partner LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.
Section 6.12    Performance by the General Partner. The General Partner shall cause the Partnership Group Entities to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the explicit direction of Parent, its Affiliates or their respective duly authorized Representatives.
Section 6.13    Takeover Statutes; No Rights Triggered.
(a)    The Partnership, the General Partner and Parent shall each use their reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute on the transactions.
(b)    The Partnership and the General Partner shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related hereto and any other action or combination of actions do not and will not result in the grant of any Rights with respect to the Partnership or its Affiliates to any Person under the Partnership Agreement or under any material agreement to which any of the Partnership Group Entities is a party.
Section 6.14    Regulatory Issues.
(a)    The Parties shall cooperate fully with respect to any filing, submission or communication with a Governmental Authority having jurisdiction over the transactions contemplated by this Agreement. Such cooperation shall include each of the Parties: (i) providing, in the case of oral communications with a Governmental Authority, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for each other Party to participate; (ii) providing, in the case of written communications, an opportunity for each other Party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Authority (including an additional request for information and documentary material), unless directed not to do so by any other Party. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

(b)    In furtherance and not in limitation of the foregoing, the Parties shall cooperate fully to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, and in any event within ten (10) Business Days after the date hereof (unless a later date is mutually agreed to by the Parties) and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.14(b) necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Outside Date).
Section 6.15    Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any fact, event or circumstance known to such Party that (i) would, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or Parent Material Adverse Effect or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that has resulted, or would reasonably be expected to result, in a Partnership Material Adverse Effect and (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or could result in a Partnership Material Adverse Effect or a Parent Material Adverse Effect.
Section 6.16    Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Partnership, the General Partner or its respective directors relating to the Merger and the other transactions contemplated hereby, provided that the Partnership and the General Partner shall in any event control such defense (subject to Section 6.2(b)(vii)) and shall not be required to provide information if doing so would reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.
Section 6.17    Tax Matters.
(a)    For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties agree to treat the Merger (a) with respect to the holders of the Units (other than Units held by Parent and its Subsidiaries or the Partnership and its Subsidiaries), as a taxable sale of their Units to Parent, (b) with respect to Parent, as a purchase by Parent of Partnership Interests from the holders of the Units (other than Units held by Parent and its Subsidiaries or the Partnership and its Subsidiaries), and (c) to treat any deduction attributable to amounts payable under Section 3.3 as an extraordinary item realized and recognized other than in the ordinary course of business for purposes of Section 6.2(g) of the Partnership Agreement. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(b)    The Parties shall not (and shall cause their Affiliates not to) make any material change in respect of the Partnership’s methods of allocating income or deductions for federal income Tax purposes that would adversely affect the Partnership Unaffiliated Unitholders.
(c)    Parent shall bear all transfer, documentary, sales, use, stamp, registration, and such other taxes and fees (including penalties and interest) incurred in connection with this Agreement, (“Transfer Taxes”). Any Tax Returns and other filings relating to Transfer Taxes as may be required by applicable Law shall be prepared and filed by Parent.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Unitholder Approval. The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Partnership (including the Partnership Agreement).
(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.
(c)    Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under any applicable Antitrust Law shall have been terminated or shall have expired.
Section 7.2    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) and Section 4.6 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.3(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5, Section 4.9, and the definition of Partnership Material Contract in Section 4.10(a)) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.
(b)    Performance of Obligations of the Partnership and General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.
Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.4(a) shall be true and correct in all respects, as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
Section 7.4    Frustration of Closing Conditions.
(a)    Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing. No act or failure to act by the Partnership or the General Partner if taken or not taken pursuant to a Parent Directive shall preclude the reliance by the General Partner or the Partnership from the failure of such conditions.
(b)    Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
(a)    by the mutual written consent of (i) the Partnership, duly authorized by the GP Conflicts Committee, and (ii) Parent.
(b)    by either of the Partnership (duly authorized by the GP Conflicts Committee) or Parent:
(i)    if the Closing shall not have been consummated on or before March 31, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership if the failure to satisfy such condition was due to the failure of the Partnership or the General Partner to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing (except where such failure to perform or comply occurred as the result of actions or failure to act by the Partnership or the General Partner pursuant to a Parent Directive), (B) Parent if the failure to satisfy such condition was due to the failure of Parent or Merger Sub or an Affiliate thereof to perform and comply in all material respects with the covenants and agreements contained in this Agreement or the Support Agreement, as applicable, to be performed or complied with by it prior to the Closing or (C) the Partnership or Parent if in the case of Parent, the Partnership or the General Partner, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;
(ii)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the General Partner (in each case, other than pursuant to a Parent Directive) and in the case of Parent, Parent or Merger Sub, or any Affiliate thereof to perform in all material respects any of its obligations under this Agreement or the Support Agreement, as applicable; or

(iii)    If the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained.
(c)    by Parent:
(i)    if the GP Board or GP Conflicts Committee, as applicable, shall have effected a Partnership Adverse Recommendation Change prior to receipt of Partnership Unitholder Approval;
(ii)    if (other than pursuant to a Parent Directive) prior to the receipt of the Partnership Unitholder Approval, (a) the Partnership is in breach of its obligations under the second and third sentences of Section 6.1(b) or Section 6.1(c) or (b) the Partnership or the General Partner is in breach of its obligations under Section 6.3(a); provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or its Support Agreement, as applicable; or
(iii)    if the Partnership or the General Partner shall have breached or failed to perform (other than pursuant to a Parent Directive) any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) if Parent or Merger Sub or an Affiliate thereof is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreements.
(d)    by the Partnership (duly authorized by the GP Board), or by the GP Conflicts Committee (which termination may be effected on behalf of the Partnership by the GP Conflicts Committee without having to obtain the consent, authorization or approval of the GP Board, the General Partner, the Partnership, or any other Person):
(i)    if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date;

(ii)    if at least five (5) Business Days have elapsed since the Partnership (duly authorized by the GP Board), or the GP Conflicts Committee (which action may be effected on behalf of the Partnership by the GP Conflicts Committee without having to obtain the consent, authorization or approval of the GP Board, the General Partner, the Partnership, or any other Person), has sent a written notice (“Closing Notice”) to Parent that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or taking of other action at Closing, and the Partnership stands ready, willing, and able to consummate the Merger and transactions contemplated hereby (including the Closing)), and Parent has failed to consummate the Merger and the transactions contemplated hereby within such five (5) Business Day period;
provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach (other than pursuant to a Parent Directive) of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given by the terminating Party to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.16, Section 6.17, this Section 8.2, Section 8.3 and Article IX, all of which (together with the applicable definitions contained in this Agreement) shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of the Parties or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any Party hereto from (a) its obligation to pay the Parent Expense Reimbursement, the Partnership Expense Reimbursement, the Partnership Termination Fee, or the Parent Termination Fee, as applicable, if, as and when required pursuant to Section 8.3, or (b) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in this Agreement. For purposes of this Section 8.2, “willful breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the Knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership or their respective directors, officers and Affiliates have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2 or under any other provision of this Agreement for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives pursuant to a Parent Directive.
Section 8.3    Termination Fees; Expenses.
(a)    In the event this Agreement is terminated (i) by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change); (ii) by the Partnership or Parent pursuant to Section 8.1(b)(iii) (Failed Partnership Unitholder Vote) in a case where a

Partnership Adverse Recommendation Change has occurred; (iii) by the Partnership pursuant to Section 8.1(b)(i) (Outside Date) and, at the time of such termination under this clause (iii), (A) the Partnership Unitholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change), or (iv) (A) by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii) (Partnership or General Partner Uncured Breach), (B) by the Partnership pursuant to Section 8.1(b)(i) (Outside Date) or (C) by either Parent or the Partnership pursuant to Section 8.1(b)(iii) (Failed Partnership Unitholder Vote), in each case, if a Superior Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn prior to the Partnership Unitholder Meeting (or, if earlier, prior to the time of termination of this Agreement), and at any time on or prior to the 12-month anniversary of such termination, a Partnership Group Entity completes or enters into a definitive agreement with respect to, and thereafter completes, any Superior Proposal, then the Partnership shall pay to Parent a termination fee equal to $2,500,000 (the “Partnership Termination Fee”) within two (2) Business Days after the date of termination.
(b)    In the event of termination of this Agreement by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii) (Partnership or General Partner Uncured Breach) under circumstances where the Partnership Termination Fee is not payable, then the Partnership shall promptly, but in no event later than two (2) Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).
(c)    In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d)(i) (Parent or Merger Sub Uncured Breach), then Parent shall promptly, but in no event later than two (2) Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”).
(d)    In the event of termination of this Agreement by the Partnership or the GP Conflicts Committee, as applicable, pursuant to Section 8.1(d)(ii) (Failure to Close), then within ten (10) Business Days after such termination, the Parent shall, by wire transfer of immediately available funds, pay the Partnership a termination fee equal to $6,000,000 (the “Parent Termination Fee”).
(e)    Each of the parties hereto acknowledges that the Partnership Termination Fee, the Parent Termination Fee, the Parent Expense Reimbursement and the Partnership Expense Reimbursement are not intended to be penalties, but rather are liquidated damages, in each case in a reasonable amount that will compensate the other Party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve intentional fraud or willful breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall (i) Parent be entitled to receive both the Partnership Termination Fee and the Parent Expense Reimbursement, in connection with a termination of this Agreement pursuant to which such amounts are payable and (ii) the Partnership be entitled to receive both the Parent Termination Fee and the Partnership Expense Reimbursement, in connection with a termination of this Agreement pursuant to which such amounts are payable.
(f)    The Parties acknowledge that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, none of the Partnership, the General Partner, Parent or Merger Sub would enter into this Agreement. Accordingly, in the event that the Partnership shall fail to pay the Partnership Termination Fee or the Parent shall fail to pay the Parent Termination Fee required pursuant to this Section 8.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 5%. In addition, if the Partnership shall fail to pay the Partnership Termination Fee when due, the Partnership shall also pay all of Parent’s reasonable costs and expenses (including fees and expenses of counsel) in connection with efforts to collect such fee. Further, if the Parent shall fail to pay the Parent Termination Fee when due, the Parent shall also pay all of the Partnership’s reasonable costs and expenses (including fees and expenses of counsel) in connection with efforts to collect such fee.
(g)    Each of the parties hereto acknowledges that the remedies set forth in this Section 8.3 shall be the sole and exclusive remedies for any and all losses, damages, liabilities or claims against any Party to the extent arising under, out of, related to or in connection with this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the provisions of Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.16 and any provisions of this Agreement that contemplate performance after the Effective Time shall survive the Effective Time.
Section 9.2    Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended, supplemented or modified in any and all respects, whether before or after the receipt of the Partnership Unitholder Approval, by written agreement of the Parties, by action taken or authorized by the Parent Board, with respect to Parent and Merger Sub, and the GP Board, with respect to the Partnership and the General Partner; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee; provided, further, that after the receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement that, under applicable Law or stock exchange rule, would require further approval by the Limited Partners, unless such further approval from the Limited Partners is obtained. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee, on behalf of the General Partner or the Partnership.
Section 9.3    Extension of Time, Waiver, Etc.. At any time prior to the Effective Time, any Party that is the intended beneficiary of the relevant provision of this Agreement, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party, (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement, provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, the GP Conflicts Committee, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.
Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Letter, the Support Agreements and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) subject to Section 3.1(b), Section 3.3, Section 3.3(f), and Section 3.4, the right of the holders of Units to receive the applicable Merger Consideration, or distributions in accordance with Section 3.1(g), after the Closing (a claim by the holders of Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent or the Partnership. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any provisions relating to conflicts of laws that would result in the application of the Laws of a different jurisdiction. Each of the Parties irrevocably agrees that any legal action or other Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such legal action or other Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any legal action relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action or other Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the legal action or other Proceeding in such court is brought in an inconvenient forum, (B) the venue of such legal action or other Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.
(b)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.8    Specific Performance. Each of the Parties agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over such matter, any state or federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 9.9    Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, to the Parties at the following addresses (or at such other address for a Party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):
If to Parent or Merger Sub, to:
Martin Resource Management Corporation
4200 B Stone Road

Kilgore, Texas 75662
Attention: Ruben S. Martin, III
Email: ruben.martin@martinmlp.com
with copies (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Street, Suite 900
Dallas, Texas 75201
Attention: Preston Bernhisel
Email: preston.bernhisel@bakerbotts.com
If to the Partnership or the General Partner, to:
Martin Midstream Partners L.P.
4200 B Stone Road
Kilgore, Texas 75662
Attention: Robert D. Bondurant
Email: bob.bondurant@martinmlp.com

with copies to the GP Conflicts Committee (which shall not constitute notice) to:
C/O Munsch Hardt Kopf & Harr, P.C.
500 N. Akard Street, Suite 4000
Dallas, Texas 75201
Attention: A. Michael Hainsfurther
Email: mhainsfurther@munsch.com
Notices will be deemed to have been received on the date of actual receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic confirmation when so delivered by email if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours.
Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, Representative or Affiliate of any Party or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the Parties or the parties to the Support Agreements for breaches of the terms and conditions of this Agreement and the Support Agreements, as applicable.
Section 9.12    Provision Respecting Legal Representation. Each of the Parties acknowledges that Baker Botts L.L.P. has represented Parent prior to the Closing in connection with this Agreement and the transactions contemplated hereby, as well as prior transactions involving Parent. Each Party, on its own behalf and on behalf of its Other Parties, irrevocably acknowledges and agrees that all communications between Parent and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any Proceeding arising under or in connection with, this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to any Party or its Other Parties, shall continue after the Closing to be a privileged communication between Parent and its counsel or attorney work-product, and neither a Party, its Other Parties nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to such Party or its Other Parties and not to Parent or its counsel. Any access thereto by a Party or its Other Parties shall not waive or otherwise affect the rights of Parent with respect to the related privilege. For the purposes of this Section 9.12, “Other Parties” means, with respect to any Party, such Party’s officers, directors, employees, managers, members, partners and Affiliates, and their successors. Baker Botts L.L.P. shall be entitled to rely on the provisions of this Section 9.12.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT:

MARTIN RESOURCE MANAGEMENT CORPORATION

By:
Name:	Ruben S. Martin III
Title:	President and Chief Executive Officer

MERGER SUB:

MRMC MERGER SUB LLC

By:
Name:	Ruben S. Martin III
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PARTNERSHIP:

MARTIN MIDSTREAM PARTNERS L.P.

By: Martin Midstream GP LLC, its general partner

By:
Name:	Robert D. Bondurant
Title:	President and Chief Executive Officer

GENERAL PARTNER:

MARTIN MIDSTREAM GP LLC

By:
Name:	Robert D. Bondurant
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]